UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 23, 2007 (February 28, 2007)

Vishay Intertechnology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-7416	38-1686453

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

63 Lancaster Avenue Malvern, PA 19355		19355-2143

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 610-644-1300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

As described in our current report on Form 8-K filed February 28, 2007, the Compensation Committee made a special stock option grant to the executive officers and certain other employees in light of the Company’s performance in 2006.

The stock options were granted as part of the approved allotment from the Company’s 1998 Stock Option Program.

Grants to the executive officers are as follows:

Name	Options Granted

Dr. Felix Zandman	210,000
Dr. Gerald Paul	140,000
Richard N. Grubb	70,000
Marc Zandman	25,000
Ziv Shoshani	25,000

Due to limitations on the number of options that can be granted to an individual in a year under the 1998 Stock Option Program, the grants for Drs. Zandman and Paul and Mr. Grubb are contingent upon the approval of an amendment to the 1998 Stock Option Program.  The amendment to the 1998 Stock Option Program will be presented for approval at Vishay’s annual meeting of stockholders.

Assuming approval of the amendment at the annual meeting, the grant date for these options contingently granted to Drs. Zandman and Paul and Mr. Grubb will be the date of the annual meeting, and the exercise price will be set based on the closing price of Vishay common stock on that date.

The recommended grants for Mr. Marc Zandman and Mr. Shoshani were made on February 27, 2007 in accordance with the provisions of the 1998 Stock Option Program and have an exercise price of $14.25, the closing price for Vishay common stock on the date of grant.

Item 5.02 – Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(e) Compensatory plans, contracts, and arrangements with named executive officers

See Item 1.01 above.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 23, 2007

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Richard N. Grubb

Name:	Richard N. Grubb
Title:	Executive Vice President and
Chief Financial Officer